EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: John Regazzi
(925) 328-4650	Chief Executive Officer

Giga-tronics Announces Departure of CFO

SAN RAMON, Calif. – February 2, 2012 – Giga-tronics announced today the appointment of Mr. Frank Romejko to the position of Vice President of Finance following the departure of Patrick Lawlor from the Company on January 31, 2012.

The Corporation is commencing a search for a replacement Chief Financial Officer.  On an interim basis, the Corporation has appointed Mr. Romejko to assume the role of acting Chief Financial Officer until a replacement can be found.  Mr. Romejko will also continue in his role as Corporate Controller.  Adjustments to Mr. Romejko’s compensation are currently under review by the board of directors as a result of this change to his responsibilities.

Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

Headquartered in San Ramon, California, Giga-tronics is a publicly held company, traded over the counter on NASDAQ Capital Market under the symbol "GIGA".